                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                                HOMEBASE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                     [LOGO OF HOMEBASE, INC. APPEARS HERE]

                                                               3345 Michelson
                                                               Drive
                                                               Irvine, CA
                                                               92612

                                                                 April 30, 2001

Dear Stockholder:

   We invite you to attend our 2001 Annual Meeting of Stockholders on Thursday, May 31, 2001 at 9:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614.

   At this meeting, you are being asked to elect two directors. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to vote your proxy promptly in accordance with the instructions on your proxy card.

   We hope that you will join us on May 31st.

                                          Sincerely,

                                          /s/ HERBERT J. ZARKIN

                                          Herbert J. Zarkin
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                     [LOGO OF HOMEBASE, INC. APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 31, 2001

   The Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") will be held at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614, on Thursday, May 31, 2001 at 9:00 a.m. PDT for the following purposes:

  1. To elect two directors to serve until the 2004 Annual Meeting of Stockholders;

  2. To transact any other business which may properly be brought before the meeting.

   Stockholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten-day period preceding the meeting at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614.

                                         By Order of the Board of Directors

                                                    John L. Price
                                                      Secretary

Irvine, California
April 30, 2001


PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, OR YOU MAY VOTE YOUR PROXY BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR CARD.

                     [LOGO OF HOMEBASE, INC. APPEARS HERE]

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 31, 2001

                                PROXY STATEMENT

   The enclosed proxy is solicited on behalf of the Board of Directors of HomeBase, Inc. (the "Company"). Unless instructions to the contrary are given, shares represented by duly completed proxies will be voted for the election of the two nominees set forth below. Any proxy may be revoked prior to the voting thereof by a written revocation received by the Secretary of the Company at its address set forth below, by the receipt of a later dated proxy or by a request at the meeting that the proxy be revoked.

   Stockholders of record at the close of business on April 2, 2001 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date is entitled to one vote. As of the close of business on April 2, 2001 there were outstanding and entitled to vote 37,595,398 shares of Common Stock.

   This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 27, 2001 ("fiscal 2000") were first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 3345 Michelson Drive, Irvine, California 92612.

Vote Required

   Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require the affirmative vote of the holders of shares representing a plurality of the votes cast at the meeting. Although shares that withhold authority for any nominee and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and with respect to which the broker or nominee indicates that it does not have discretionary authority to vote such shares) will be counted as present at the meeting for quorum purposes, such shares will not be considered to be votes cast with respect to the election of directors. Accordingly, shares that withhold authority and broker non-votes will have no effect on the voting on the matters being presented for stockholder action at the meeting.

                             ELECTION OF DIRECTORS

   The Board of Directors has voted to fix the number of directors at seven. The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. The nominees as directors and incumbent directors are as follows:

                 Nominees as Directors -- Terms Expiring 2004

   Robert W. Cox, 63, has been a Director since January 1999. Since 1994 Mr. Cox has been Chairman Emeritus of the law firm of Baker & McKenzie. From 1992 to 1994 he served as Chairman of the law firm's

Policy Committee and from 1984 to 1992 as its Managing Partner and Chairman of its Executive and Strategic Planning Committees. Mr. Cox is a director of Carey International, Inc. and HON Industries, Inc. He is Chairman of the Company's Finance Committee and a member of the Audit Committee.

   Herbert J. Zarkin, 62, has been President and Chief Executive Officer of the Company since March 2000, Chairman of the Board since July 1997 and a Director since May 1993. From May 1993 to July 1997 Mr. Zarkin served as President and Chief Executive Officer of the Company. Mr. Zarkin is also Chairman of the Board of Directors of BJ's Wholesale Club, Inc. Mr. Zarkin is a member of the Company's Executive Committee and Finance Committee.

                  Incumbent Directors -- Terms Expiring 2003

   Harold Leppo, 64, has been a Director since December 1998. Mr. Leppo has been Chief Executive Officer of Harold Leppo & Company, a retail consulting firm in Stamford, Connecticut, since 1988. Prior to that, he held a number of managerial positions at Lord & Taylor and Allied Stores, Inc., including President and Chief Operating Officer of Lord & Taylor from 1977 to 1987 and Executive Vice President of Allied Stores in 1988. Mr. Leppo is a Director of Royce Hosiery Corp. and J. Baker, Inc. He is a member of the Company's Executive Compensation Committee.

   Edward J. Weisberger, 59, has been a Director since July 1997. From July 1997 to July 2000 he was Senior Vice President, Finance of the Company, and from 1994 to July 1997 he served as Senior Vice President and Chief Financial Officer of the Company. From 1989 to 1994 he served as Vice President-Finance of the Company. Mr. Weisberger is also a Director of BJ's Wholesale Club, Inc. Mr. Weisberger is a member of the Company's Finance Committee.

                  Incumbent Directors -- Terms Expiring 2002

   John D. Barr, 53, has been a Director since July 1997. Since 1999 he has been President and Chief Executive Officer of Automotive Performance Industries. From 1995 to 1998 Mr. Barr was a Director, President and Chief Operating Officer of Quaker State Corporation. From 1987 to 1995 he served as Senior Vice President of Ashland, Inc. and President of its subsidiary, The Valvoline Company. Mr. Barr is Chairman of the Company's Executive Compensation Committee and a member of the Executive Committee.

   Lorne R. Waxlax, 67, has been a Director since January 1990 and was Chairman of the Board from 1996 to July 1997. From 1985 to 1993, Mr. Waxlax was Executive Vice President of The Gillette Company. Mr. Waxlax is a Director of BJ's Wholesale Club, Inc., Clean Harbors, Inc., HON Industries, Inc. and Pennzoil-Quaker State Company. Mr. Waxlax is Chairman of the Audit Committee and the Executive Committee and is a member of the Executive Compensation Committee.

   Ernest T. Klinger, 65, has been a Director since December 1999. From June 1999 to December 2000 Mr. Klinger was Co-Chairman of the Board, President and Chief Financial Officer of Chicago Pizza & Brewery, Inc. and was a Director of that corporation from 1997 to December 2000. He was Chief Financial Officer and Vice President-Finance and Administration of Arden Group, Inc. from 1983 to 1999. Mr. Klinger is a member of the Company's Audit Committee.

Director Compensation

   Directors who are not employees of the Company are paid an annual retainer of $20,000 and fees of $2,000 for each Board meeting attended, $900 for each Audit or Executive Compensation Committee meeting attended and $750 for certain telephone meetings. The Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $3,000 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan. In addition to the foregoing, during fiscal 2000 Mr. Barr was paid a fee of $10,000 for the completion of an assignment requested by the Board of Directors in connection with his duties as Chairman of the Executive Compensation Committee.

   Each new non-employee director receives an initial grant of stock options to purchase 5,000 shares of Common Stock and annual grants of options to purchase 5,000 shares of Common Stock thereafter. The exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option is nontransferable except upon death, will expire between seven and ten years after the date of grant and will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. If the director dies or otherwise ceases to be a director prior to the date that the option or a portion thereof becomes exercisable, the option will immediately expire with respect to the shares that are not yet exercisable. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full in the event of a change of control (as defined).

   Until July 29, 2000, the Company had an employment agreement with Mr. Weisberger under which he was employed as Senior Vice President, Finance, a non-executive office of the Company. Mr. Weisberger received a minimum base salary at the annual rate of $150,000 and participated in specified incentive and other benefit plans. Mr. Weisberger was generally required to devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement.

Committees of the Board of Directors

   The Company's Board has four committees: (i) Audit, (ii) Executive Compensation, (iii) Executive and (iv) Finance.

   The Audit Committee, which held seven meetings during fiscal 2000, reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate

   The Executive Compensation Committee, which held four meetings during fiscal 2000, reviews compensation policies and compensation of officers and other members of management, including incentive compensation plans. In addition, the Executive Compensation Committee has responsibility for matters of corporate governance other than recommendations to the Board of Directors of nominees to fill vacancies on the Board of Directors.

   The Executive Committee of the Board of Directors, which did not meet during fiscal 2000, is authorized to act on behalf of the Board during intervals between meetings of the Company's Board of Directors. In addition, the Executive Committee has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill vacancies on the Board of Directors and considers nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

   The Finance Committee of the Board of Directors reviews with management and advises the Company's Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure. The Finance Committee did not meet during fiscal 2000.

   During fiscal 2000 the Board of Directors held 10 meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he was a member.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information, as of April 2, 2001, concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each Named Executive Officer of the Company appearing in the Summary Compensation Table on page 6, and (iv) all Directors and executive officers of the Company as a group.

                                                                  Percent of
                                              Shares of       Outstanding Shares
                                            Common Stock       of Common Stock
 Name and Address of Beneficial Owner   Beneficially Owned(1) Beneficially Owned
 ------------------------------------   --------------------- ------------------
 First Pacific Advisors, Inc. ........        6,227,271(2)           16.6%
  11400 West Olympic Blvd., Suite 1200
  Los Angeles, CA 90064

 David J. Greene and Company, LLC.....        3,800,330(3)           10.1%
  599 Lexington Avenue
  New York, NY 10022

 Dimensional Fund Advisors, Inc. .....        3,161,050(4)            8.4%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

 Herbert J. Zarkin....................        2,077,672(5)            5.4%
  3345 Michelson Drive
  Irvine, CA 92612

 John D. Barr.........................           34,250                 *

 Robert W. Cox........................           14,583                 *

 Ernest T. Klinger....................           11,517                 *

 Harold Leppo.........................           37,083                 *

 Lorne R. Waxlax......................          105,250                 *

 Allan P. Sherman.....................              -0-                 *

 Edward J. Weisberger.................          184,542                 *

 Thomas F. Gallagher..................          321,573                 *

 William B. Langsdorf.................          325,676                 *

 Scott L. Richards....................          304,288                 *

 John L. Price .......................           12,667                 *

 All Directors and Executive Officers
  as a Group (11 Persons).............        3,429,101               8.7%

--------
 *  Indicates less than 1%.

(1) Includes the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on April 2, 2001 or within 60 days thereafter: Mr. Zarkin, 815,000 shares, Mr. Barr 9,250 shares; Mr. Cox, 7,083 shares; Mr. Klinger, 4,417 shares; Mr. Leppo, 7,083 shares; Mr. Waxlax, 12,250 shares; Mr. Sherman, -0- shares; Mr. Weisberger, 137,000 shares; Mr. Gallagher, 257,894 shares; Mr. Langsdorf, 243,685; Mr. Richards, 267,021 shares; Mr. Price, 6,667 shares; all Directors and Executive Officers as a group, 1,854,600 shares.

(2) Information is as of December 31, 2000 and is based on a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") by First Pacific Advisors, Inc., which reported that it has shared power to vote 2,308,005 shares and shared dispositive power with respect to 6,227,271 shares; includes 1,021,971 shares of Common Stock obtainable upon conversion of the Company's 5.25% Convertible Subordinated Notes due 2004.

(3) Information is as of December 31, 2000 and is based on a Schedule 13G/A filed with the Commission by David J. Greene and Company, LLC., which reported that it has sole power to vote 781,400 shares and shared power to vote 1,611,910 shares and has sole dispositive power with respect to 781,400 shares and shared dispositive power with respect to 3,018,930 shares.

(4) Information is as of December 31, 2000 and is based on a Schedule 13G filed with the Commission by Dimensional Fund Advisors, Inc., which reported that it has sole power to vote 3,161,050 shares and sole dispositive power with respect to 3,161,050 shares.

(5) Information is as of April 2, 2001 and is based on information supplied by Mr. Zarkin, who reported that he has sole power to vote 2,102,672 shares and sole dispositive power with respect to 2,102,672 shares; includes 815,000 shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on April 2, 2001 or within 60 days thereafter.

Executive Compensation

   The following table sets forth certain information concerning the annual and long-term compensation provided to the individual who served as the Company's Chief Executive Officer during fiscal 2000 and to the four other most highly compensated executive officers (collectively the "Named Executive Officers") whose salary and bonus exceeded $100,000 for fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                       Long-Term Compensation
                                                                   --------------------------------
                                                                          Awards           Payouts
                                                                   ---------------------   --------
                                                                   Restricted Securities
   Name and Principal     Fiscal                    Other Annual     Stock    Underlying     LTIP         All Other
       Position(1)         Year   Salary   Bonus   Compensation(2)   Awards   Options(3)   Payouts     Compensation(4)
   ------------------     ------ -------- -------- --------------- ---------- ----------   --------    ---------------
Herbert J. Zarkin........  2000  $350,000 $    --     $ 36,068         --      500,000     $     --       $ 20,900
 Chairman of the           1999   350,000      --       14,708         --          --            --         20,698
 Board, President, and     1998   350,000  299,950      14,708         --          --            --         20,430
 Chief Executive Officer

Allan P. Sherman.........  2000    69,231      --      189,632         --          --            --        577,618(8)
 President and Chief       1999   585,594      --      232,323         --      100,000           --         34,081
 Executive Officer         1998   544,220  466,397     234,899         --      100,000           --         32,011

Thomas F. Gallagher......  2000   275,000      --       34,009         --      200,000      300,000(6)      17,701
 Executive Vice President  1999   263,535      --       41,122         --      135,000(5)        --         17,978
 Store Operations          1998   233,444  120,037      48,873         --       25,000           --         16,472

William B. Langsdorf.....  2000   275,000      --       29,135         --      200,000      300,000(6)      17,455
 Executive Vice President  1999   258,631      --       11,869         --      135,000(5)        --         17,732
 and Chief Financial       1998   213,537  109,801       9,799         --       25,000           --         15,002
 Officer

Scott L. Richards........  2000   275,000      --       29,605         --      200,000      300,000(6)      18,196
 Executive Vice President  1999   261,903      --       12,020         --      135,000(5)        --         17,896
 Merchandising             1998   230,084  118,309      10,559         --       25,000           --         16,304

John L. Price............  2000   168,904      --        6,772         --       15,000           --          8,093
 Vice President, General   1999   161,750   30,349       6,485         --       30,000(7)        --          7,752
 Counsel and Secretary     1998   154,904   85,811       6,211         --        7,500           --          4,183

--------
(1) Mr. Sherman resigned as the Company's President and Chief Executive Officer on March 2, 2000. Mr. Zarkin was elected to the additional positions of President and Chief Executive Officer on March 3, 2000.

(2) Includes for Mr. Sherman $106,977, $113,467 and $119,504 in fiscal 2000,
    1999 and 1998, respectively, for loan forgiveness and the value of the interest-free component of a housing loan from the Company pursuant to the terms of his employment contract, and $78,772, $88,874 and $86,975 in fiscal 2000, 1999 and 1998, respectively, for reimbursement of tax liabilities related to that loan and certain items under "All Other Compensation." Includes for Mr. Gallagher $3,077, $12,692 and $22,692 in fiscal 2000, 1999 and 1998, respectively, for relocation and housing costs and $12,620, $12,094 and $10,713 in fiscal 2000, 1999 and 1998, respectively, for reimbursement of tax liabilities related to those costs and certain items under "Other Annual Compensation." Includes for Messrs. Zarkin, Sherman, Gallagher, Langsdorf, Richards and Price in fiscal 2000, 1999 and 1998 the reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.

(3) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.

(4) For fiscal 2000, represents the Company's contributions under its 401(k) Savings Plan for Salaried Employees and the Company's Executive Retirement Plan as presented below:

                                                                 2000 Company
                                                                Contributions
                                                              ------------------
                                                              401(k)  Executive
                                                              Savings Retirement
        Name                                                   Plan      Plan
        ----                                                  ------- ----------
     Herbert J. Zarkin....................................... $3,400   $17,500
     Allan P. Sherman........................................  3,462    29,281
     Thomas F. Gallagher.....................................  4,523    13,178
     Scott L. Richards.......................................  5,100    13,096
     William B. Langsdorf....................................  4,523    12,932
     John L. Price...........................................    --      8,093

(5) Includes 100,000 Equity Units awarded to each of Messrs. Gallagher, Langsdorf and Richards during fiscal 1999. Each Equity Unit is payable in cash over a three year vesting schedule (or upon a defined change of control), the value of each Equity Unit to be based on the market value of the Company's Common Stock on the date of vesting, but in no event less than $6.00 per share nor more than $12.00 per share.

(6) Includes 20,000 Equity Units awarded during fiscal 1999 in exchange for the surrender of certain outstanding options. Each Equity Unit is payable in cash over a three year vesting schedule (or upon a defined change of control), the value of each Equity Unit to be based on the market value of the Company's Common Stock on the date of vesting, but in no event less than $5.00 nor more than $8.00.

(7) Reflects payout of 50,000 Equity Units which vested during fiscal 2000 and were paid subsequent to the end of the fiscal year.

(8) Includes the amount of $544,875, representing continuation of Mr. Sherman's base salary in connection with his resignation on March 2, 2000.

Stock Option Grants

   The following table sets forth the stock option grants made by the Company to the Named Executive Officers during fiscal 2000:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    Individual Grants
                         ------------------------------------------------------------------------
                                                                           Potential Realizable
                                                                          Value at Assumed Annual
                         Number of   Percent of                            Rates of Stock Price
                         Securities Total Options                         Appreciation For Option
                         Underlying  Granted to   Exercise or                     Term(1)
                          Options   Employees In   Base Price  Expiration -----------------------
          Name            Granted    Fiscal Year  Per Share(2)    Date    0%(3)    5%       10%
          ----           ---------- ------------- ------------ ---------- ----- -------- --------
Herbert J. Zarkin.......  250,000       12.0%        2.0625    04/04/2007  --   $209,911 $489,182
                          250,000       12.0%        2.4375    08/30/2007        248,077  578,124
Allan P. Sherman........      --         --             --            --    --       --       --
Thomas F. Gallagher.....  100,000        4.8%        2.0625    04/04/2007  --     83,964  195,673
                          100,000        4.8%        2.4375    08/30/2007         99,231  231,250
William B. Langsdorf....  100,000        4.8%        2.0625    04/04/2007  --     83,964  195,673
                          100,000        4.8%        2.4375    08/30/2007         99,231  231,250
Scott L. Richards.......  100,000        4.8%        2.0625    04/04/2007  --     83,964  195,673
                          100,000        4.8%        2.4375    08/30/2007         99,231  231,250
John L. Price...........   15,000        0.7%        2.4375    08/30/2007  --     14,885   34,687

--------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and are not intended to forecast possible future stock price appreciation, if any.

(2) All options granted in fiscal 2000 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant; they expire seven years from the date of grant and vest at specified intervals or upon a change of control (as defined).

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

Aggregated Option Exercises and Valuation

   The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 2000 by the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                          Number of                  Options at Fiscal       In-The-Money Options
                           Shares                        Year-End            at Fiscal Year-End(2)
                          Acquired      Value    ------------------------- -------------------------
   Name                  on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- ----------- ----------- ------------- ----------- -------------
Herbert J. Zarkin.......     --          --        590,000      500,000       5,500       77,500
Allan P. Sherman........     --          --            --           --          --           --
Thomas F. Gallagher.....     --          --        146,228      242,083         --        31,000
William B. Langsdorf....     --          --        132,019      242,083         --        31,000
Scott L. Richards.......     --          --        155,355      242,083         --        31,000
John L. Price...........     --          --          3,334       21,666         --           --

--------
(1) Based on the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Company's Common Stock on January 27, 2001, less the option exercise price.

Retirement Benefits

   Under the Company's Executive Retirement Plan, employees in high-level management positions in the Company, as selected by the Company's Executive Compensation Committee (the "ECC"), including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC, provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the Executive Retirement Plan are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

   The Company made retirement contributions after the end of fiscal 2000 equal to 5% (net of taxes) of each participant's base salary during 2000. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the Executive Retirement Plan. As of January 27, 2001, Messrs. Gallagher, Langsdorf and Richards were credited with at least four years of service, and Mr. Price was credited with three years of service.

Employment Agreements

   The Company has entered into employment agreements with Mssrs. Zarkin, Gallagher, Langsdorf and Richards. Pursuant to his employment agreement, as amended, Mr. Zarkin is employed as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin generally must devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement; provided that, to the extent of any conflicts between the time required to be devoted under his employment agreement with the Company and his employment agreement with BJ's Wholesale Club, Inc. Mr. Zarkin shall allocate his duties between the two companies as he and the Company's Executive Compensation Committee deem reasonably appropriate. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as a result of his failure to be reelected to the office of Chairman of the Board of Directors and a member of the Executive Committee, Mr. Zarkin is entitled to payments of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payments under the Company's Management Incentive Plan (the "MIP") for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment (if not already paid), and a pro rated MIP award for the year of termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination continue to vest according to their original terms. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

   Under the Company's employment agreement with Mr. Sherman, Mr. Sherman was employed as the President and Chief Executive Officer of the Company during fiscal 1999 and was paid base salary at the annual rate of $600,000 from June 1, 1999. Mr. Sherman also participated in specified incentive and other benefit plans. In addition, in connection with his election as President of the Company's then HomeBase Division in 1993, the Company agreed to extend to him an interest-free loan of $700,000 for the purchase of a residence in California and to forgive the loan over seven years in equal installments, $100,000 of which was forgiven in each of fiscal 1994, 1995, 1996, 1997, 1998 and 1999. The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. In connection with Mr. Sherman's resignation as President and Chief Executive Officer on March 2, 2000, the Company agreed to continue payment of Mr. Sherman's base salary for a period of 78 weeks at the rate in effect upon his resignation and for an additional 13 weeks at the rate of $7,000 per week, to continue certain benefits for a period of 91 weeks, to the forgiveness of the final $100,000 installment of his relocation loan, plus certain tax "gross-up" payments, and to a payment of $10,000. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

   The Company has entered into an employment agreement with each of Messrs. Gallagher, Langsdorf and Richards under which each serves as an executive officer of the Company, receives an annual base salary of $275,000, and participates in specified incentive and other benefit plans. If employment terminates by reason of termination by the Company other than for cause, each such executive officer will be entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments will be subject to reduction after three months for compensation from other employment, and the continuing benefits will be subject to reduction at any time for comparable benefits received from other employment.

   In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of Messrs. Zarkin, Gallagher, Langsdorf and Richards would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Change of Control Severance Benefits

   The Company provides change of control severance benefits to Messrs. Zarkin, Gallagher, Langsdorf and Richards under separate change of control agreements and to Mr. Price under the Company's Change of Control

Severance Benefit Plan for Key Employees. Under such agreements, in general, upon a change of control (as defined) of the Company, the executive would be entitled to accelerated payment of the MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate his employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive a lump-sum amount equal to the amount of the executive's MIP target award plus a multiple of the executive's annual base salary. For Mr. Zarkin the multiple is three, for Messrs. Gallagher, Langsdorf and Richards the multiple is two and one-half and for Mr. Price one and one-half. The Company would also be obligated to provide specified benefits, including continued health, medical and life insurance benefits for between one and one-half and three years. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would increase the executive's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. In addition, upon involuntary termination within 24 months following a change of control, any agreement by the executive not to compete with the Company following termination of his employment would cease to be effective.

Indemnification Agreements

   The Company entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director or officer of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

   The following report has been submitted to the Board of Directors of the Company by its Executive Compensation Committee, in compliance with requirements of the Securities and Exchange Commission:

   As members of the Executive Compensation Committee ("ECC") of the Company it is our responsibility to review the Company's compensation policies and programs, approve or, with respect to the Chairman of the Board and the Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

   The Company's executive compensation program is designed to provide competitive levels of compensation that:

  --Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

  --Recognize management initiatives and achievements

  --Reward outstanding corporate performance

  --Attract and retain key executives critical to the long-term success of the Company

  --Link management's long-term interests with stockholders' interests through stock-based awards.

   With respect to Section 162(m) of the Internal Revenue Code, which limits the ability of publicly-held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility unless doing so is determined by the ECC to be not in the best interest of the Company.

Compensation Policies for Executive Officers

   The total compensation program for all executive officers consists of both cash and equity-based compensation and takes into account applicable provisions of any employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value. The ECC is advised by SCA Consulting, compensation consultants, concerning salary competitiveness and the design of the Company's executive compensation programs. SCA Consulting provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with SCA Consulting. The Company has consulted with SCA Consulting during the past year.

   Base Salary. Base salaries for the Company's executive officers are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes the compensation consulting firm to assist in the compilation and interpretation of this data. The companies selected for these purposes are retail companies, including major competitors of the Company, as to which compensation information is available. While some of these peer companies are included in the Dow Jones Industry Group Index OTS--Other Specialty Retailers appearing in the Performance Graph on page 16, these peer companies are not all the same as the companies constituting that index. The ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges. However, an individual executive's placement within a range and salary adjustments are based upon the ECC's evaluation of the executive's performance and value to the Company. Messrs. Gallagher, Langsdorf and Richards did not receive salary adjustments during fiscal 2000.

   Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive awards based upon the attainment of annual performance goals, primarily a specified level of after-tax income. The ECC approves the MIP goals and participation opportunities at the beginning of each fiscal year and reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers range from 25% to 50% of base salary but if target goals are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No award may exceed $1,000,000 in any calendar year. No Named Executive Officers received MIP awards for fiscal 2000 because annual performance goals were not met.

   Long-Term Incentive Program. The Company's Growth Incentive Plan ("GIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. Five executive officers of the Company, including Messrs. Zarkin, Gallagher, Langsdorf, Richards and Price are eligible to participate in the GIP, as well as 12 other officers of the Company. Depending on responsibilities within the Company, awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No awards were issued in fiscal 2000 to the Named Executive Officers.

   Stock-Based Incentives. Stock options are awarded to the Company's key employees, including executive officers, by the ECC based upon such factors as the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and review of competitive compensation data for executives at the same group of peer companies referred to previously in this report, with the ECC generally targeting awards to the median of such surveys. The options are designed to reward recipients to the extent the Company's stock value is enhanced and, because of the vesting provisions of such grants, also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making future grants.

   Equity Unit Awards. In recognition of the advisability of retaining key executives of the Company in an increasingly competitive marketplace, during fiscal 1999 the Company retained SCA Consulting, independent compensation experts, to assist in designing a long-term stock-based compensation vehicle designed to encourage employee retention. During fiscal 1999 the Company awarded Equity Units to 19 officers of the Company (including Messrs. Gallagher, Richards, Langsdorf and Price). Each Equity Unit is payable in cash over a three to four year vesting schedule based on the market value of the Company's Common Stock on the date of vesting, but in no event less than $6.00 per share nor more than $12.00 per share in the case of Messrs. Gallagher, Richards and Langsdorf and no less than $5.00 nor more than $8.00 in the case of Mr. Price and the other awardees. Awardees other than Messrs. Gallagher, Richards and Langsdorf were offered the awards in exchange for the surrender of certain outstanding stock options whose exercise prices were above the market value of the Company's Common Stock at the time of the award.

Chief Executive Officer Compensation

   Mr. Zarkin's employment contract with the Company has provided for a base annual salary of $350,000 since its execution in July 1997. When Mr. Zarkin became Chief Executive Officer in March 2000, the ECC determined that there would be no increase in his rate of cash compensation and that his compensation package would emphasize stock-based incentives. No MIP payout was made to Mr. Zarkin in fiscal 2000 and he was granted 500,000 stock options during the year.

   Pursuant to the terms of Mr. Sherman's employment contract, his salary was reviewed annually by the ECC. His salary was increased to $600,000 effective June 1, 1999, setting his salary to approximately the 45th percentile of the compensation range of the survey of peer companies referred to previously in this report. No MIP payout to Mr. Sherman for fiscal 2000 was made and no stock options were awarded.

                                                Executive Compensation
                                                Committee

                                                John D. Barr, Chairman
                                                Harold Leppo
                                                Lorne R. Waxlax

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three outside directors who are independent as defined by the New York Stock Exchange listing standards. In fiscal 2000, the Audit Committee approved and adopted a revised Audit Committee Charter, a copy of which is attached to this Proxy Statement as an appendix.

   In discharging its oversight responsibility of the audit process, the Audit Committee obtained a formal written statement from its independent auditors, PricewaterhouseCoopers LLP, describing all relationships between PricewaterhouseCoopers LLP and the Company that might bear on the independence of PricewaterhouseCoopers LLP as discussed in Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP any relationships that might impact their objectivity and independence and satisfied itself as to the independence of PricewaterhouseCoopers LLP. The Audit Committee also discussed with management, the internal auditors and PricewaterhouseCoopers LLP the quality and adequacy of the Company's internal controls and the organization, responsibilities and resources of the Company's internal audit department. The Audit Committee reviewed, both with PricewaterhouseCoopers LLP and with the Company's internal auditors, the audit plans, audit scope and identification of audit risks.

   The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the examination of the Company's financial statements by PricewaterhouseCoopers LLP. The Audit Committee also discussed the results of the Company's internal audit examinations.

   The Audit Committee reviewed the Company's audited financial statements for fiscal 2000 with management and its independent auditors. Management has the responsibility for the preparation of the Company's financial statements, and PricewaterhouseCoopers LLP has the responsibility for the examination of those statements. Based on this review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for fiscal 2000 for filing with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as independent auditors, and the Board of Directors agreed with this recommendation.

   The Company did not engage PricewaterhouseCoopers LLP to render financial information systems design and implementation services during fiscal 2000. The Audit Committee has reviewed the non-audit services provided by PricewaterhouseCoopers LLP, which primarily relate to information systems internal audit support, certain income tax services and post-retirement health benefit actuarial services. The Audit Committee believes that these non-audit services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

                                          Audit Committee

                                          Lorne R. Waxlax, Chairman
                                          Robert W. Cox
                                          Ernest T. Klinger

                  RELATIONSHIP WITH BJ's WHOLESALE CLUB, INC.

   Prior to July 28, 1997, the Company, then known as Waban Inc., operated through two divisions--the HomeBase Division and the BJ's Wholesale Club Division (the "BJ's Division"). As of July 26, 1997, the Company transferred all of the net assets of its BJ's Division to a wholly-owned subsidiary, BJ's Wholesale Club, Inc. ("BJI"). On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI (the "Distribution") and changed its name from Waban Inc. to HomeBase, Inc.

   In connection with the Distribution, BJI and the Company entered into a series of agreements, including those described below. Although the following summaries of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, copies of which have been filed with the Securities and Exchange Commission.

Distribution Agreement

   BJI and the Company entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the principal corporate transactions required to effect the Distribution, (ii) the division between BJI and the Company of certain assets and liabilities and
(iii) the execution and delivery of certain agreements governing the relationship between BJI and the Company following the Distribution.

   The Distribution Agreement provided for, among other things, (i) the transfer by the Company to BJI of all of the assets of the BJ's Division, including the stock of subsidiaries which held assets of the BJ's Division, and the assets associated with the Company's corporate headquarters in Massachusetts, (ii) BJI's assumption of the leases and other liabilities of the BJ's Division and 75% of the amount of all bank indebtedness of the Company existing as of the date of the Distribution, and (iii) the issuance by BJI to the Company of the Common Stock of BJI to be distributed in the Distribution.

   Under the Distribution Agreement the Company agreed to indemnify BJI for certain liabilities relating to the Company's business. Similarly, BJI agreed to indemnify the Company for certain liabilities pertaining to BJI's business. The Distribution Agreement also requires BJI and the Company to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that the Company will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of the Company prior to the Distribution. BJI also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred by them in connection with the approval of the Distribution Agreement.

Leases

   Upon the Distribution, BJI assumed all liabilities to third-party lessors with respect to leases entered into by the Company with respect to the BJ's Division. While the Company continues to be liable, by law, with respect to such lease liabilities, BJI has agreed to indemnify the Company for such liabilities.

   In connection with the spin-off of the Company by The TJX Companies, Inc. ("TJX") in 1989, the Company and TJX entered into an agreement (the "1989 Agreement") pursuant to which the Company must indemnify TJX against any liabilities that TJX might incur with respect to 42 current Company real estate leases as to which TJX is either a lessee or guarantor.

   In connection with the Distribution, BJI agreed that for approximately five and one-half years after the Distribution it will indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur with respect to the Company leases and thereafter it will indemnify TJX for 50% of such liabilities. In addition, the Company agreed that it will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless the applicable lessor agrees to remove TJX as a lessee or guarantor.

   The Distribution Agreement contains restrictions on the renewal of Company leases similar to those contained in the agreement between the Company and TJX. BJI may not renew any of its real estate leases (other than ground leases) for which the Company may be liable during any period during which BJI does not meet certain standards of creditworthiness.

Tax Sharing Agreement

   The Company and BJI entered into a Tax Sharing Agreement providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the Distribution Date, and various related matters.

Procedures for Addressing Conflicts

   As a result of the Distribution, BJI and the Company have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company and as Chairman of the Board of Directors of BJI, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) a significant number of shares of common stock in both companies. The Company has adopted procedures to be followed by its Board of Directors to limit the involvement of each such person in conflict situations whereby all transactions being considered by the Company which relate to BJI must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock (as adjusted to reflect the Distribution), with the cumulative total return on the common stock of companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers from February 1, 1996 to January 31, 2001. The Dow Jones Industry Group Index OTS--Other Specialty Retailers currently includes 250 specialty retail companies, including the Company and the other publicly traded home improvement chains (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment at February 1, 1996 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers were measured as of the date nearest the end of the Company's fiscal year for which index data is readily available. This information was furnished by Media General Financial Services.

                             FIVE-YEAR PERFORMANCE

                       [PERFORMANCE GRAPH APPEARS HERE]

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG HOMEBASE, INC., DOW JONES RETAILER INDEX AND S&P 500 INDEX

                                            DOW JONES
Measurement Period           HOMEBASE,      RETAILER     S&P
(Fiscal Year Covered)        INC.           INDEX        500 INDEX
-------------------          ----------     ---------    ----------
Measurement Pt-1996          $100.00        $100.00      $100.00
FYE   1997                   $140.91        $121.93      $126.34
FYE   1998                   $156.54        $160.50      $160.34
FYE   1999                   $155.09        $252.82      $212.43
FYE   2000                   $ 75.37        $278.97      $234.41
FYE   2001                   $ 55.08        $241.82      $232.30

                                 OTHER MATTERS

Independent Accountants

   The Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending January 26, 2002. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   Fees for the fiscal 2000 audit of the Company's consolidated financial statements and the review of Forms 10-Q for fiscal 2000 were $246,250. During fiscal 2000, the Company did not engage PricewaterhouseCoopers LLP to render financial information systems design and implementation services. The Company incurred an aggregate of $204,500 in fees to PricewaterhouseCoopers LLP during fiscal year 2000 for all non-audit services, which primarily relate to information systems internal audit support, certain income tax services and post-retirement health benefit actuarial services.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during fiscal 2000.

Stockholder Proposals

   Proposals of stockholders intended to be presented at the next annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. PST on December 27, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to HomeBase, Inc., Attention: Corporate Secretary at 3345 Michelson Drive, Irvine, CA 92612. In addition, the Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2002 Annual Meeting is held during the period from May 11, 2002 to August 9, 2002 (as it is expected to be), in order to comply with the time periods set forth in the Company's by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than March 2, 2002 and no later than March 22, 2002.

Other Matters

   The Company has no knowledge of any other matter which may come before the Meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the

Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

   The Executive Compensation Committee Report appearing above at pages 10, 11 and 12, the Audit Committee Report appearing above on page 13 and the Performance Graph appearing above on page 16 shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

   The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Corporation to assist in soliciting proxies by mail, telephone and personal interview for a fee of $5,000 plus expenses. Officers and employees of the Company may also assist in soliciting proxies in the same manner.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                    John L. Price
                                                      Secretary

                                                                       APPENDIX

                                HOMEBASE, INC.
                            AUDIT COMMITTEE CHARTER

Members:

   The Board of Directors appoints an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and designates one member as chairperson. "Independent" means a director who meets the New York Stock Exchange definition of "independence," as determined by the Board of Directors.

   Each member of the Company's Audit Committee must be financially literate and at least one member of the Audit Committee will have accounting or related financial management expertise, both as determined in the Board of Directors' judgment.

Responsibilities:

   The Audit Committee of the Board of Directors shall represent the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company. The Audit Committee also has general responsibility for the oversight of internal controls, accounting and audit activities and legal compliance of the Company. Specifically, the Audit Committee shall:

1. Review factors related to the qualifications and independence of the Company's external auditors so as to help preserve that independence. Pursuant to such a review, the Committee shall:

  A. Review the performance of the independent public accountants/auditors;

  B. Recommend appointment of the Company's independent auditors annually, which auditors shall be ultimately accountable to the Board of Directors through the Audit Committee;

  C. Review the independent auditors' proposed audit scope and approach;

  D. Review the independent auditors' fee arrangements;

  E. Conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

  F. Review the nature of any management advisory services performed by the independent public accountants; and

  G. Review information, including written statements from the independent auditors, concerning any relationships between the auditors and the Company or any other relationships that may adversely affect the independence of the auditors and otherwise assess the independence of the outside auditors as set forth in Independence Standards Board Standard No. 1.

2. Review with the independent auditors the results of the annual audit examination conducted by the independent auditors and any reports of the independent auditors with respect to reviews of interim financial statements.

3. Review and discuss with management and the independent auditors the Company's annual audited financial statements, including a discussion with the auditors of their judgment as to the quality of the Company's accounting principles.

4. Review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors' interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as possible. The Audit Committee Chair may perform this function on behalf of the Audit Committee.

5. Annually review the Company's process of ensuring accurate and reliable financial reporting. Pursuant to such a review, the Committee shall:

  A. Review the adequacy of the Company's system of internal controls, and discuss such system with the independent auditors and the director of Internal Audit;

  B. Review the activities, organizational structure and qualifications of the internal audit function;

  C. Review the appointment and dismissal of the director of Internal Audit;

  D. Review the Internal Audit Department's annual plan; and

  E. Review reports issued by the Internal Audit Department summarizing their findings, recommendations and responses from management detailing the corrective actions to be implemented. Where appropriate, obtain more detailed information.

6. Review changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports, and make comments on the foregoing to the Board of Directors.

7. Discuss with the independent auditors and director of Internal Audit the adequacy and suitability of the Company's electronic data processing procedures and controls and the specific security programs to protect against computer fraud or misuse from both within and outside the Company.

8. Review compliance with the Company's Code of Ethics and Conflict of Interest policy.

9. Provide open lines of communication with the Company's Chief Financial Officer and director of Internal Audit.

10. Review management's decision to seek a second opinion on a significant accounting issue.

11. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements.

12. Review significant findings of any examination by regulatory agencies such as the Securities and Exchange Commission.

13. Review annually the policies and procedures in effect for the approval of officers' reimbursable expenses and compliance therewith.

14. If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

15. Perform other oversight functions as requested by the Board of Directors.

16. Regularly update the Board of Directors about the Committee's activities.

17. Review the Audit Committee Charter and forward the revised or unchanged charter annually to the Board of Directors for approval.

Meetings:

   The Audit Committee will meet as often as it deems necessary or appropriate in its judgment, generally six times per year, either in person or telephonically, and at such times and places as the Audit Committee determines. As it deems appropriate, but not less than once each year, the Audit Committee will meet in private session with the independent accountants and with the director of Internal Audit. The majority of the members of the Audit Committee constitute a quorum.

                                    HomeBase, Inc.

P                      Proxy for the Annual Meeting of Stockholders
                                To be held May 31, 2001
R
         This Proxy is solicited on behalf of the Board of Directors of the
O Company and should be returned as soon as possible to the First Chicago Trust Company a Division of EquiServe.
X
         The undersigned, having received notice of the Annual Meeting and the
Y Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John D. Barr, William B. Langsdorf and John L. Price, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") to be held on Thursday, May 31, 2001, at 9:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

         In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                                        Change of address:

                                        ________________________________________

                                        ________________________________________

                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                              [SEE REVERSE SIDE]

    Whether or not you play to attend the Annual Meeting, you are urged to complete, date, sign and return this proxy in the accompanying envelope if you are voting by mail.

--------------------------------------------------------------------------------
              v FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL v

[X] Please mark your
    votes as in this
    example.

The Board of Directors of the Company recommends that stockholders vote "FOR" all of the following proposals. To vote in accordance with the Board of Directors' recommendations just sign this Proxy (if you are voting by mail); no boxes need to be checked. Unless marked otherwise, this Proxy will be voted in accordance with the Board of Directors' recommendations.
================================================================================

                          FOR        WITHHOLD      NOMINEES:
1. Election of two        [_]          [_]          01. Robert W. Cox and
   Directors for a                                  02. Herbert J. Zarkin
   term to expire
   in 2004
(for all nominees except marked below)

                                         2. To consider such other business, if
______________________________________      any, as may properly come before the
                                            meeting or any adjournment thereof.


                                         Mark here for address change and  [_]
                                         note on the reverse side of this
                                         card.


                                         Mark here if you plan to attend   [_]
                                         the Annual Meeting.


SIGNATURE(S)  _________________________________________   DATE  ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
              v FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL v



                                HomeBase, Inc.

Dear Stockholder:

HomeBase, Inc. encourages you to take advantage of new and convenient ways by which you can vote you shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the internet:
   . Log on to the internet and go to the web site http://www.eproxyvote.com/hbi

2. To vote over the telephone:
   . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                Your vote is important.  Thank you for voting.